PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
July 31, 2019	(804) 217-5897

DYNEX CAPITAL, INC. REPORTS
SECOND QUARTER 2019 RESULTS

GLEN ALLEN, Va. -- Dynex Capital, Inc. (NYSE: DX) reported its second quarter 2019 results today. As previously announced, the Company's quarterly conference call to discuss these results is today at 10:00 a.m. Eastern Time and may be accessed via telephone in the U.S. at 1-844-840-0844 (internationally at 1-647-253-8795) using conference ID 2166589 or by live webcast, which includes a slide presentation, under “Investor Center” on the Company's website (www.dynexcapital.com).
Second Quarter 2019 and Other Recent Highlights
On June 20, 2019, the Company effected a 1-for-3 reverse stock split of its common stock whereby every three common shares issued and outstanding as of the close of market on that date were converted into one common share. All references to common shares and per common share amounts presented herein have been adjusted to reflect the effect of the reverse stock split for all periods presented.

•
Comprehensive loss of $(0.45) per common share and net loss of $(4.98) per common share versus comprehensive income of $1.37 per common share and net loss of $(2.42) per common share in the prior quarter

•	Core net operating income, a non-GAAP measure, of $0.43 per common share versus $0.53 per common share last quarter

•
Book value per common share of $17.68 at June 30, 2019 compared to $18.71 at March 31, 2019 and $18.07 at December 31, 2018 and is estimated to have recovered approximately 1% since quarter end as spreads have tightened and interest rate hedges have gained in fair value

•
Investment portfolio including TBA dollar roll positions increased to $6.1 billion at June 30, 2019 compared to $5.6 billion at March 31, 2019 due to net purchases of $0.9 million in primarily Agency RMBS and CMBS

•	Leverage including TBA dollar roll positions increased to 9.4x shareholders’ equity at June 30, 2019 compared to 8.5x at March 31, 2019

•
Net interest spread and adjusted net interest spread, a non-GAAP measure, of 0.76% and 1.03%, respectively, for the second quarter of 2019 compared to 0.84% and 1.19%, respectively, for the first quarter of 2019

Management's Remarks
Mr. Byron L.Boston, President and Chief Executive Officer commented, "Last quarter we identified two headwinds to near-term earnings, namely the inverted yield curve that resulted in stubbornly higher financing costs and lower mortgage rates driving higher prepayment rates. We expect these headwinds to persist through the end of the year, and as a result, we anticipate reducing our monthly common dividend to $0.15 per share for August. Looking ahead, we have noted that inverted yield curves historically last 6 to 9 months. Today's forward curve is pricing in a reversion to a steeper curve by mid-2020. This implies about a 100 basis point reduction in the U.S. Federal Funds rate, which should translate directly into lower financing costs for our portfolio. However, until the Federal Reserve actually reduces the Federal Funds rate several times, we expect elevated funding costs to persist."
"Our macroeconomic opinion is that the current situation is temporary and that conditions will evolve such that our financing costs will be materially reduced in the future. We continue to manage our diversified portfolio for the long-term, while generating above average dividends for our shareholders," Mr. Boston continued.
Mr. Boston added, "We remain optimistic about the long-term prospects for our business. Demographics and the need for private capital in the U.S. housing finance system are tailwinds, now enhanced by the potential for lower financing costs. In an environment where investors are faced with a growing number of fixed income assets offering negative or low yields globally, we believe that returns from high quality U.S. real estate assets, such as those in Dynex's diversified portfolio, offer a compelling investment opportunity. "
Second Quarter 2019 Earnings Summary
Comprehensive loss to common shareholders for the second quarter of 2019 of $(11.1) million consisted of a net loss to common shareholders of $(122.2) million and other comprehensive income of $111.1 million compared to comprehensive income to common shareholders for the first quarter of 2019 of $31.2 million, which consisted of a net loss to common shareholders of $(55.3) million and other comprehensive income of $86.5 million. The Company's net loss to common shareholders for the second quarter of 2019 primarily consisted of:
▪net interest income of $12.9 million
▪net loss on derivative instruments of $(117.5) million
▪net loss on sale of investments, net of $(10.4) million
▪general and administrative expenses of $(4.3) million, and
▪preferred stock dividends of $(3.2) million.
Despite a larger investment portfolio, net interest income decreased $0.7 million during the second quarter of 2019 due primarily to additional premium amortization on fixed rate Agency RMBS resulting from an increase in prepayment speeds while favorable prepayment compensation on CMBS IO declined. Net loss on derivative instruments consisted primarily of a net loss on interest rate swaps of $(127.8) million as a result of further declines in swap rates for a third consecutive quarter which was partially offset by other comprehensive income of $111.1 million from the increase in fair value of MBS as interest rates declined during the second quarter of 2019.

Core net operating income to common shareholders, a non-GAAP measure, was $10.6 million, or $0.43 per common share, for the second quarter of 2019 versus $12.1 million, or $0.53 per common share, for the first quarter of 2019 primarily due to a decline in adjusted net interest income of $1.6 million compared to the first quarter. The decline in adjusted net interest income was due to elevated financing costs versus LIBOR which lowered the net periodic interest benefit from interest rate swaps. In addition, adjusted net interest income declined due to the increase in premium amortization mentioned above and lower TBA drop income as dollar roll carry was negatively impacted by higher prices for mortgage-backed securities and higher prepayment expectations. Please refer to "Use of Non-GAAP Financial Measures" below for additional important information about non-GAAP measures.
Book Value Per Common Share
Book value per common share decreased to $17.68 at June 30, 2019 from $18.71 at March 31, 2019. This decrease of $(1.03) per common share net of the second quarter dividend of $0.54 per common share resulted in a quarterly total economic loss on book value per common share of (2.6)%. The decrease in book value was driven by the decline in fair value of interest rate hedges, net of the increase in fair value of the Company's MBS, due to lower interest rates during the quarter coupled with an increase in spreads on MBS. In particular, RMBS spreads widened versus related hedges largely on prepayment concerns but also due to certain technical factors such as the implementation of the Uniform Mortgage Backed Security by the GSEs.
Investments and Financing Details
Interest earning assets grew by approximately 13% compared to the first quarter due to net purchases of $0.9 million in primarily Agency RMBS and CMBS. The Agency RMBS purchases were predominantly 3.5% coupon to reduce exposure to prepayment risk. The Company financed these purchases using repurchase agreement borrowings, which increased leverage including TBA dollar roll positions to 9.4x shareholders' equity compared to 8.5x at March 31, 2019.

The following table provides details on the performance of our investments and financing including interest rate hedges for the periods indicated:

	Three Months Ended
	June 30, 2019			March 31, 2019
($ in thousands)	Income/Expense	Average Balance	Effective Yield/Cost of Funds	Income/Expense	Average Balance	Effective Yield/Cost of Funds
Interest-earning assets:
Agency RMBS-fixed rate	$25,207	$2,920,923	3.45%	$23,411	$2,605,294	3.59%
Agency CMBS-fixed rate	11,665	1,463,427	3.15%	9,132	1,200,521	3.04%
Agency RMBS-adjustable rate	249	28,593	3.71%	223	31,497	3.38%
CMBS IO (1)	4,886	492,314	3.78%	6,395	517,868	4.04%
Non-Agency MBS and other investments	1,741	12,088	15.25%	796	13,060	8.83%
Total	$43,748	$4,917,345	3.43%	$39,957	$4,368,240	3.51%

Interest-bearing liabilities:
Repurchase agreements	$30,788	$4,562,993	2.67%	$26,414	$3,931,335	2.69%
Non-recourse collateralized financing	25	3,167	2.98%	27	3,397	3.31%
De-designated cash flow hedge accretion	—	n/a	—%	(165)	n/a	(0.02)%
Total	$30,813	$4,566,160	2.67%	$26,276	$3,934,732	2.67%

Net interest income/net interest spread	$12,935		0.76%	$13,681		0.84%
Add: TBA drop income (2)	1,282		(0.04)%	1,963		(0.03)%
Add: net periodic interest benefit (3)	3,553		0.31%	3,897		0.40%
Less: de-designated cash flow hedge accretion	—		—%	(165)		(0.02)%
Adjusted net interest income/adjusted net interest spread (4)	$17,770		1.03%	$19,376		1.19%

(1)	CMBS IO includes Agency and non-Agency securities.

(2)	The impact of TBA drop income on adjusted net interest spread includes the implied average funding cost of TBA dollar roll transactions during the periods indicated.

(3)
Amount represents net periodic interest benefit of effective interest rate swaps outstanding during the period and excludes realized and unrealized gains and losses from changes in fair value of derivatives.

(4)	Represents a non-GAAP measure.
The Company's net interest spread declined 8 basis points for the second quarter of 2019 compared to the first quarter of 2019 due primarily to declines in the effective yields on fixed-rate Agency RMBS and CMBS IO. Effective yield on Agency RMBS declined due to faster prepayments while effective yield on CMBS IO declined due to lower prepayment penalty compensation. Prepayments speeds on fixed-rate Agency RMBS were 9.4% versus 5.6% last quarter due to seasonal factors and the lower interest environment during the first half of 2019. Adjusted net interest spread declined 16 basis points due primarily to the aforementioned decline in asset yields and a lower net receive rate on interest rate swaps as a result of the decline in 3-month LIBOR over the quarter. In addition, higher prepayment expectations on Agency RMBS continued to impact pricing of TBA contracts, reducing TBA drop income and the net interest spread for TBA dollar roll transactions.
Hedging Summary

As interest rates rallied further during the second quarter of 2019, the Company modified its hedge position and lifted interest rate swaps with a notional balance of $2.9 billion at a weighted average pay-fixed rate of 2.70%. The Company subsequently added interest rate swaps with a notional balance of $1.5 billion at a weighted average pay-fixed rate of 2.17%.
The following table provides information related to the Company's average borrowings outstanding and interest rate swaps effective for the periods indicated:

	Three Months Ended
($ in thousands)	June 30, 2019	March 31, 2019
Average repurchase agreement borrowings outstanding	$4,562,993	$3,931,335
Average net TBAs outstanding - at cost (1)	579,353	722,264
Average borrowings and net TBAs outstanding	$5,142,346	$4,653,599
Average notional amount of interest rate swaps outstanding (excluding forward starting swaps)	$4,765,220	$4,154,778
Ratio of average interest rate swaps to average borrowings and net TBAs outstanding (1)	0.9	0.9

Average interest rate swap pay-fixed rate (excluding forward starting swaps)	2.33%	2.37%
Average interest rate swap receive-floating rate	2.60%	2.75%
Average interest rate swap net receive rate	(0.27)%	(0.38)%

(1)
Because the Company executes TBA dollar roll transactions, which economically represent the purchase and financing of fixed-rate Agency RMBS, the average TBAs outstanding are included in the ratio calculation.

The following table summarizes the weighted average notional amount and rate of interest rate swaps held as of June 30, 2019 (1):

($ in thousands)	Weighted Average Notional	Weighted Average Rate
Remainder of 2019	$3,500,000	2.04%
2020	2,926,503	2.10%
2021	2,651,096	2.13%
2022	2,332,699	2.18%
2023	1,540,000	2.20%
2024	1,466,503	2.20%
2025	1,440,000	2.20%
(1) Additional interest rate swaps outstanding from 2026-2047 had an average balance of $307.6 million at a weighted average pay-fixed rate of 2.23% as of June 30, 2019.
The Company also entered into an aggregate notional balance of $3.0 billion in Eurodollar futures late in the second quarter at a weighted average rate of 1.56% as additional hedges of its book value exposure if interest rates subsequently increase. The Eurodollar futures aggregate notional balance represents the total notional balance of 3-month contracts with maturities between 2020 and 2021.

Company Description
Dynex Capital, Inc. is an internally managed real estate investment trust, or REIT, which invests in mortgage assets on a leveraged basis. The Company invests in Agency and non-Agency RMBS, CMBS, and CMBS IO. Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

Use of Non-GAAP Financial Measures
In addition to the Company's operating results presented in accordance with GAAP, this release includes certain non-GAAP financial measures including core net operating income to common shareholders (including per common share), adjusted interest expense, adjusted net interest income and the related metrics adjusted cost of funds and adjusted net interest spread. Because these measures are used in the Company's internal analysis of financial and operating performance, management believes that they provide greater transparency to our investors of management's view of our economic performance. Management also believes the presentation of these measures, when analyzed in conjunction with the Company's GAAP operating results, allows investors to more effectively evaluate and compare the performance of the Company to that of its peers, although the Company's presentation of its non-GAAP measures may not be comparable to other similarly-titled measures of other companies. Schedules reconciling core net operating income to common shareholders, adjusted interest expense, and adjusted net interest income to GAAP financial measures are provided as a supplement to this release.
Management views core net operating income to common shareholders as an estimate of the Company's financial performance excluding changes in fair value of its investments and derivatives. In addition to the non-GAAP reconciliation set forth in the supplement to this release, which derives core net operating income to common shareholders from GAAP net income to common shareholders as the nearest GAAP equivalent measure, core net operating income to common shareholders can also be determined by adjusting net interest income to include interest rate swap periodic interest benefit (cost), drop income on TBA dollar roll transactions, general and administrative expenses, and preferred dividends. Management includes drop income, which is included in "gain (loss) on derivatives instruments, net" on the Company's consolidated statements of comprehensive income, in core net operating income and in adjusted net interest income because TBA dollar roll positions are viewed by management as economically equivalent to holding and financing Agency RMBS using short-term repurchase agreements. Management also includes periodic interest benefit (cost) from its interest rate swaps, which are also included in "gain (loss) on derivatives instruments, net", in adjusted net interest expense, and in adjusted net interest income because interest rate swaps are used by the Company to economically hedge the impact of changing interest rates on its borrowing costs from repurchase agreements, and including periodic interest benefit (cost) from interest rate swaps is a helpful indicator of the Company’s total cost of financing in addition to GAAP interest expense. However, these non-GAAP measures do not provide a full perspective on our results of operations, and therefore, their usefulness is limited. For example, these non-GAAP measures do not include gains or losses from available-for-sale investments, changes in fair value of and costs of terminating interest rate swaps, as well as realized and unrealized gains or losses from any instrument used by management to economically hedge the impact of changing interest rates on its portfolio and book value per common share, such as Eurodollar futures. As a result, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, the Company's GAAP results as reported on its consolidated statements of comprehensive income.
Forward Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” "may," "could," and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Forward-looking statements in this release may include, without limitation, statements made in Mr. Boston's quotes and statements regarding the Company's financial performance in future periods, future interest rates, future market credit spreads, our views on expected characteristics of future investment environments, prepayment rates and investment risks, future investment strategies, our future leverage levels and financing strategies, the use of specific financing and hedging instruments and the future impacts of these strategies, future actions by the Federal Reserve, and the expected performance of our investments. The Company's actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, the Company’s ability to find suitable investment opportunities; changes in economic conditions; changes in interest rates and interest rate spreads, including the repricing of interest-earning assets and interest-bearing liabilities; the Company’s investment portfolio performance particularly as it relates to cash flow, prepayment rates and credit performance; the impact on markets and asset prices from the Federal Reserve’s balance sheet normalization process through the reduction in its holdings of Agency residential mortgage-backed securities and U.S. Treasuries; actual or anticipated changes in Federal Reserve monetary policy or the monetary policy of other central banks; adverse reactions in U.S. financial markets related to actions of foreign central banks or the economic performance of foreign economies including in particular China, Japan, the European Union, and the United Kingdom; uncertainty concerning the long-term fiscal health and stability of the United States; the cost and availability of financing, including the future availability of financing due to changes to regulation of, and capital requirements imposed upon, financial institutions; the cost and availability of new equity capital; changes in the Company’s use of leverage; changes to the Company’s investment strategy, operating policies, dividend policy or asset allocations; the quality of performance of third-party servicer providers of the Company’s loans and loans underlying securities owned by the Company; the level of defaults by borrowers on loans the Company has securitized or otherwise is invested through its ownership of MBS; changes in the Company’s industry; increased competition; changes in government regulations affecting the Company’s business; changes or volatility in the repurchase agreement financing markets and other credit markets; changes to the market for interest rate swaps and other derivative instruments, including changes to margin requirements on derivative instruments; uncertainty regarding continued government support of the U.S. financial system and U.S. housing and real estate markets or reform of the U.S. housing finance system, including the resolution of the conservatorship of Fannie Mae and Freddie Mac; the composition of the Federal Reserve; ownership shifts under Section 382 of the Internal Revenue Code of 1986, as amended, that further limit the use of the Company’s tax net operating loss carryforward; systems failures or cybersecurity incidents; and exposure to current and future claims and litigation. For additional information on risk factors that could affect the Company's forward-looking statements, see the Company's Annual Report on Form 10-K for the year ended December 31, 2018, and other reports filed with and furnished to the Securities and Exchange Commission.
All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its filings with the Securities and Exchange Commission and other public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

#	#	#

DYNEX CAPITAL, INC.
CONSOLIDATED BALANCE SHEETS
($ in thousands except per share data)

	June 30, 2019	March 31, 2019	December 31, 2018
ASSETS	(unaudited)	(unaudited)
Mortgage-backed securities	$5,713,788	$4,842,447	$3,749,464
Mortgage loans held for investment, net	10,306	10,862	11,527
Cash and cash equivalents	49,956	55,902	34,598
Restricted cash	61,394	86,761	54,106
Derivative assets	342	6,030	6,563
Accrued interest receivable	25,292	26,075	21,019
Other assets, net	7,807	7,056	8,812
Total assets	$5,868,885	$5,035,133	$3,886,089

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Repurchase agreements	$4,815,452	$4,252,893	$3,267,984
Payable for unsettled securities purchased	425,897	151,075	58,915
Non-recourse collateralized financing	3,078	3,219	3,458
Derivative liabilities	207	—	1,218
Accrued interest payable	15,907	12,939	10,308
Accrued dividends payable	7,164	6,927	13,810
Other liabilities	2,542	3,406	3,243
Total liabilities	5,270,247	4,430,459	3,358,936

Shareholders’ equity:
Preferred stock - aggregate liquidation preference of $162,853, $154,202 and $148,865, respectively	$156,071	$147,898	$142,883
Common stock, par value $.01 per share: 24,646,964; 24,082,709; and 20,939,073 shares issued and outstanding, respectively (1)	246	241	209
Additional paid-in capital	882,633	872,491	818,861
Accumulated other comprehensive income (loss)	161,815	50,688	(35,779)
Accumulated deficit	(602,127)	(466,644)	(399,021)
Total shareholders' equity	598,638	604,674	527,153
Total liabilities and shareholders’ equity	$5,868,885	$5,035,133	$3,886,089

Book value per common share (1)	$17.68	$18.71	$18.07

(1)	Amounts are adjusted to reflect the 1-for-3 reverse stock split effected June 20, 2019.

DYNEX CAPITAL, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)
 (amounts in thousands except per share data)

	Three Months Ended
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Interest income	$43,748	$39,957	$32,014	$26,925	$25,922
Interest expense	30,813	26,276	19,053	14,751	14,175
Net interest income	12,935	13,681	12,961	12,174	11,747

(Loss) gain on derivative instruments, net	(117,535)	(61,697)	(81,981)	19,499	20,667
Loss on sale of investments, net	(10,360)	—	(5,428)	(1,726)	(12,444)
Fair value adjustments, net	(16)	(13)	(16)	12	27
Other operating income (expense), net	256	(231)	(566)	(409)	(339)
General and administrative expenses:
Compensation and benefits	(1,747)	(1,898)	(1,180)	(1,712)	(1,751)
Other general and administrative	(2,518)	(2,056)	(2,312)	(2,252)	(2,255)
Net (loss) income	(118,985)	(52,214)	(78,522)	25,586	15,652
Preferred stock dividends	(3,206)	(3,059)	(2,963)	(2,956)	(2,942)
Net (loss) income to common shareholders	$(122,191)	$(55,273)	$(81,485)	$22,630	$12,710

Other comprehensive income:
Unrealized gain (loss) on available-for-sale investments, net	$100,767	$86,632	$44,701	$(23,574)	$(22,156)
Reclassification adjustment for loss on sale of investments, net	10,360	—	5,428	1,726	12,444
Reclassification adjustment for de-designated cash flow hedges	—	(165)	(75)	(66)	(48)
Total other comprehensive income (loss)	111,127	86,467	50,054	(21,914)	(9,760)
Comprehensive (loss) income to common shareholders	$(11,064)	$31,194	$(31,431)	$716	$2,950

Net (loss) income per common share-basic and diluted (1)	$(4.98)	$(2.42)	$(4.02)	$1.18	$0.68
Weighted average common shares (1)	24,541	22,812	20,290	19,242	18,765

(1)	Amounts are adjusted to reflect the 1-for-3 reverse stock split effected June 20, 2019.

DYNEX CAPITAL, INC.
KEY STATISTICS
(UNAUDITED)
 ($ in thousands except per share data)

	As Of
		June 30, 2019		March 31, 2019		December 31, 2018		September 30, 2018		June 30, 2018
Portfolio and Other Balance Sheet Statistics:						(audited)
Total MBS fair value		$5,713,788		$4,842,447		$3,749,464		$3,294,510		$2,759,894
Agency RMBS-fixed rate, amortized cost		$3,150,337		$2,730,610		$2,142,717		$1,780,027		$1,163,875
Agency RMBS-variable rate, amortized cost		$27,106		$30,250		$32,666		$36,339		$38,966
Agency CMBS, amortized cost		$1,890,910		$1,518,610		$1,080,424		$997,058		$1,008,887
CMBS IO, amortized cost(1)		$482,431		$510,504		$527,743		$562,327		$607,452
Other non-Agency MBS, amortized cost		$1,189		$1,786		$1,859		$4,833		$4,890
TBA dollar roll positions, fair value (if settled)		$374,688		$733,130		$888,469		$779,697		$784,442
TBA dollar roll positions, amortized cost (if settled)		$374,451		$727,212		$882,230		$780,865		$782,408
TBA dollar roll positions, carrying value		$237		$5,918		$6,239	$(1,168)			$2,034
Book value per common share (2)		$17.68		$18.71		$18.07		$20.24		$20.80
Leverage including TBA dollar roll positions at cost as if settled (3)	9.4	x	8.5	x	8.0	x	6.7	x	6.1	x

	Three Months Ended
		June 30, 2019		March 31, 2019		December 31, 2018		September 30, 2018		June 30, 2018
Performance Statistics:
Net (loss) income per common share (2)		$(4.98)	$(2.42)			$(4.02)		$1.18		$0.68
Core net operating income per common share (2)(4)		$0.43		$0.53		$0.54		$0.56		$0.55
Comprehensive (loss) income per common share (2)		$(0.45)		$1.37		$(1.55)		$0.04		$0.16
Dividends per common share (2)		$0.54		$0.54		$0.54		$0.54		$0.54
Average interest earning assets (5)		$4,917,345		$4,368,240		$3,494,673		$3,031,388		$3,210,554
Average TBA dollar roll position		$672,973		$726,826		$798,470		$1,037,347		$742,111
Average interest bearing liabilities		$4,566,160		$3,934,732		$2,996,126		$2,569,123		$2,721,099
Effective yield on investments		3.43%		3.51%		3.42%		3.33%		3.13%
Cost of funds (6)		2.67%		2.67%		2.49%		2.25%		2.06%
Net interest spread		0.76%		0.84%		0.93%		1.08%		1.07%
Adjusted cost of funds (7)		2.36%		2.29%		2.24%		1.98%		1.72%
Adjusted net interest spread (8)		1.03%		1.19%		1.24%		1.41%		1.51%
CPR for fixed-rate Agency RMBS (9)		9.4%		5.6%		5.3%		4.8%		5.7%
CPR for adjustable-rate Agency RMBS (9)		24.1%		17.3%		25.6%		18.1%		20.4%

(1)	CMBS IO includes Agency and non-Agency issued securities.

(2)	Amounts are adjusted to reflect the 1-for-3 reverse stock split effected June 20, 2019.

(3)	Leverage equals the sum of (i) total liabilities and (ii) amortized cost basis of TBA dollar roll positions (if settled) divided by total shareholders' equity.

(4)	Non-GAAP financial measures are reconciled in the supplement to this release.

(5)	Excludes TBA dollar roll positions.

(6)	Percentages shown are equal to annualized interest expense divided by average interest bearing liabilities.

(7)	Adjusted cost of funds is equal to annualized adjusted interest expense (a non-GAAP measure) divided by average interest bearing liabilities.

(8)	Adjusted net interest spread includes the impact of drop income from TBA dollar roll positions after deducting adjusted cost of funds from effective yield.

(9)	Represents the average constant prepayment rate ("CPR") experienced during the quarter.

DYNEX CAPITAL, INC.
SUPPLEMENTAL INFORMATION
(UNAUDITED)
 ($ in thousands)

Computations of Non-GAAP Measures:	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Net interest income	$12,935	$13,681	$12,961	$12,174	$11,747
Add: TBA drop income (1)	1,282	1,963	3,072	4,262	3,619
Add: net periodic interest benefit (2)	3,553	3,897	1,940	1,777	2,333
Less: de-designated cash flow hedge accretion (3)	—	(165)	(75)	(66)	(48)
Adjusted net interest income	17,770	19,376	17,898	18,147	17,651
Other operating income (expense), net	256	(231)	(566)	(409)	(339)
General and administrative expenses	(4,265)	(3,954)	(3,492)	(3,964)	(4,006)
Preferred stock dividends	(3,206)	(3,059)	(2,963)	(2,956)	(2,942)
Core net operating income to common shareholders	$10,555	$12,132	$10,877	$10,818	$10,364

(1)
TBA drop income is calculated by multiplying the notional amount of the TBA dollar roll positions by the difference in price between two TBA securities with the same terms but different settlement dates.

(2)
Amount represents net periodic interest benefit of effective interest rate swaps outstanding during the period and excludes realized and unrealized gains and losses from changes in fair value of derivatives.

(3)
Amount recorded as a portion of "interest expense" in accordance with GAAP related to the accretion of the balance remaining in accumulated other comprehensive loss as a result of the Company's discontinuation of cash flow hedge accounting effective June 30, 2013.

DYNEX CAPITAL, INC.
RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES
(UNAUDITED)
 ($ in thousands)

	Three Months Ended
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
GAAP net (loss) income to common shareholders	$(122,191)	$(55,273)	$(81,485)	$22,630	$12,710
Less:
Change in fair value of derivative instruments, net (1)	122,370	67,557	86,993	(13,460)	(14,715)
Loss on sale of investments, net	10,360	—	5,428	1,726	12,444
De-designated cash flow hedge accretion (2)	—	(165)	(75)	(66)	(48)
Fair value adjustments, net	16	13	16	(12)	(27)
Core net operating income to common shareholders	$10,555	$12,132	$10,877	$10,818	$10,364

Weighted average common shares (3)	24,541	22,812	20,290	19,242	18,765
Core net operating income per common share (3)	$0.43	$0.53	$0.54	$0.56	$0.55

(1)
Amount includes unrealized gains and losses from changes in fair value of derivatives and realized gains and losses on terminated derivatives and excludes net periodic interest benefit on effective interest rate swaps outstanding during the period.

(2)
Amount recorded as a portion of "interest expense" in accordance with GAAP related to the accretion of the balance remaining in accumulated other comprehensive loss as a result of the Company's discontinuation of cash flow hedge accounting effective June 30, 2013.

(3)	Amounts are adjusted to reflect the 1-for-3 reverse stock split effected June 20, 2019.

	Three Months Ended
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
GAAP net interest income	$12,935	$13,681	$12,961	$12,174	$11,747
Add: TBA drop income	1,282	1,963	3,072	4,262	3,619
Add: net periodic interest benefit (1)	3,553	3,897	1,940	1,777	2,333
Less: de-designated cash flow hedge accretion (2)	—	(165)	(75)	(66)	(48)
Non-GAAP adjusted net interest income	$17,770	$19,376	$17,898	$18,147	$17,651

GAAP interest expense	$30,813	$26,276	$19,053	$14,751	$14,175
Add: net periodic interest benefit (1)	(3,553)	(3,897)	(1,940)	(1,777)	(2,333)
Less: de-designated cash flow hedge accretion (2)	—	165	75	66	48
Non-GAAP adjusted interest expense	$27,260	$22,544	$17,188	$13,040	$11,890

(1)
Amount represents net periodic interest benefit of effective interest rate swaps outstanding during the period and excludes realized and unrealized gains and losses from changes in fair value of derivatives.

(2)
Amount recorded as a portion of "interest expense" in accordance with GAAP related to the accretion of the balance remaining in accumulated other comprehensive loss as a result of the Company's discontinuation of cash flow hedge accounting effective June 30, 2013.